AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                November 24, 1998

                                      among

                             UNION CAMP CORPORATION,

                           INTERNATIONAL PAPER COMPANY

                                       and

                             MAPLE ACQUISITION, INC.





















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                                TABLE OF CONTENTS
                                  -------------

                                                                            PAGE
                                                                            ----

ARTICLE 1
         DEFINITIONS
SECTION 1.01.  Definitions.....................................................1

ARTICLE 2
         THE MERGER
SECTION 2.01.  The Merger......................................................6
SECTION 2.02.  Organizational Documents........................................7
SECTION 2.03.  Directors and Officers..........................................7

ARTICLE 3
         CONVERSION OF SECURITIES AND RELATED MATTERS
SECTION 3.01.  Conversion of Capital Stock.....................................8
SECTION 3.02.  Exchange Ratio; Fractional Shares; Adjustments..................8
SECTION 3.03.  Exchange of Certificates........................................9
SECTION 3.04.  UCC Stock Options..............................................12

ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF UCC
SECTION 4.01.  Corporate Existence and Power..................................13
SECTION 4.02.  Corporate Authorization........................................13
SECTION 4.03.  Governmental Authorization.....................................14
SECTION 4.04.  Non-Contravention..............................................14
SECTION 4.05.  Capitalization.................................................15
SECTION 4.06.  Subsidiaries...................................................15
SECTION 4.07.  UCC SEC Documents..............................................16
SECTION 4.08.  Financial Statements; No Material Undisclosed Liabilities......17
SECTION 4.09.  Information to Be Supplied.....................................17
SECTION 4.10.  Absence of Certain Changes.....................................18
SECTION 4.11.  Litigation.....................................................18
SECTION 4.12.  Taxes..........................................................18
SECTION 4.13.  Employee Benefits..............................................19
SECTION 4.14.  Compliance with Laws; Licenses, Permits and
                  Registrations...............................................20
SECTION 4.15.  Title to Properties............................................20
SECTION 4.16.  Intellectual Property..........................................21
SECTION 4.17.  Environmental Matters..........................................21
SECTION 4.18.  Finders' Fees; Opinions of Financial Advisor...................22
SECTION 4.19.  Required Vote; Board Approval..................................22






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                                                                            PAGE
                                                                            ----

SECTION 4.20.  State Takeover Statutes; Rights Agreement......................22
SECTION 4.21.  Pooling Matters; Tax Treatment.................................23

ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF IP
SECTION 5.01.  Corporate Existence and Power..................................23
SECTION 5.02.  Corporate Authorization........................................24
SECTION 5.03.  Governmental Authorization.....................................24
SECTION 5.04.  Non-Contravention..............................................24
SECTION 5.05.  Capitalization of IP and MergerSub.............................25
SECTION 5.06.  IP SEC Documents...............................................26
SECTION 5.07.  Financial Statements; No Material Undisclosed Liabilities......26
SECTION 5.08.  Information to Be Supplied.....................................27
SECTION 5.09.  Absence of Certain Changes.....................................27
SECTION 5.10.  Litigation.....................................................27
SECTION 5.11.  Taxes..........................................................27
SECTION 5.12.  Compliance with Laws; Licenses, Permits and
                  Registrations...............................................28
SECTION 5.13.  Title to Properties............................................28
SECTION 5.14.  Intellectual Property..........................................29
SECTION 5.15.  Environmental Matters..........................................29
SECTION 5.16.  Finders' Fees..................................................29
SECTION 5.17.  Required Vote; Board Recommendation............................29
SECTION 5.18.  Pooling Matters................................................30

ARTICLE 6
         COVENANTS OF UCC
SECTION 6.01.  UCC Interim Operations.........................................30
SECTION 6.02.  Shareholder Meeting............................................33
SECTION 6.03.  Acquisition Proposals; Board Recommendation....................34
SECTION 6.04.  Transfer Taxes.................................................35

ARTICLE 7
         COVENANTS OF IP
SECTION 7.01.  IP Interim Operations..........................................36
SECTION 7.02.  Shareholder Meeting; Board Recommendation......................37
SECTION 7.03.  Director and Officer Liability.................................37
SECTION 7.04.  Employee Benefits..............................................39
SECTION 7.05.  Stock Exchange Listing.........................................40
SECTION 7.06.  Conduct of MergerSub...........................................40





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                                                                            PAGE
                                                                            ----

ARTICLE 8
         COVENANTS OF IP AND UCC
SECTION 8.01.  Reasonable Best Efforts........................................41
SECTION 8.02.  Certain Filings; Cooperation in Receipt of Consents............41
SECTION 8.03.  Public Announcements...........................................42
SECTION 8.04.  Access to Information; Notification of Certain Matters.........43
SECTION 8.05.  Further Assurances.............................................43
SECTION 8.06.  Tax and Accounting Treatment...................................44
SECTION 8.07.  Affiliate Letters..............................................44
SECTION 8.08.  Confidentiality................................................44
SECTION 8.09.  IP Standstill..................................................45
SECTION 8.10.  ASR 135........................................................47
SECTION 8.11.  Integration Committee..........................................47

ARTICLE 9
         CONDITIONS TO THE MERGER
SECTION 9.01.  Conditions to the Obligations of Each Party....................47
SECTION 9.02.  Conditions to the Obligations of UCC...........................48
SECTION 9.03.  Conditions to the Obligations of IP and MergerSub..............49

ARTICLE 10
         TERMINATION
SECTION 10.01.  Termination...................................................50
SECTION 10.02.  Effect of Termination.........................................51
SECTION 10.03.  Fees and Expenses.............................................51

ARTICLE 11
         MISCELLANEOUS
SECTION 11.01.  Notices.......................................................53
SECTION 11.02.  Survival of Representations, Warranties and Covenants
                  after the Effective Time....................................54
SECTION 11.03.  Amendments; No Waivers........................................54
SECTION 11.04.  Successors and Assigns........................................55
SECTION 11.05.  Governing Law.................................................55
SECTION 11.06.  Counterparts; Effectiveness; Third Party Beneficiaries........55
SECTION 11.07.  Jurisdiction..................................................55
SECTION 11.08.  Waiver of Jury Trial..........................................56
SECTION 11.09.  Enforcement...................................................56
SECTION 11.10.  Entire Agreement..............................................56





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                                    EXHIBITS

Exhibit A-1   --  Affiliate's Letter Relating to Pooling (UCC)
Exhibit A-2   --  Affiliate's Letter Relating to Pooling (IP)
Exhibit A-3   --  Affiliate's Letter Relating to the Securities Act (UCC)
Exhibit B     --  Tax Representations of UCC
Exhibit C     --  Tax Representations of IP and MergerSub


                                    SCHEDULES

UCC Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of November 24, 1998 among Union Camp Corporation, a Virginia corporation ("UCC"), International Paper Company, a New York corporation ("IP"), and Maple Acquisition, Inc., a Delaware corporation and a wholly owned IP Subsidiary ("MergerSub").

                                    RECITALS

         WHEREAS, the Boards of Directors of UCC and IP each have determined that a business combination between UCC and IP is advisable and in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

         WHEREAS, the parties hereto intend that the merger provided for herein shall qualify for U.S. federal income tax purposes as a reorganization (a "368 Reorganization") within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "Code");

         WHEREAS, the parties hereto intend that the merger provided for herein be accounted for as a "pooling-of-interests" for financial reporting purposes; and

         WHEREAS, by resolutions duly adopted, the respective Boards of Directors of UCC, IP and MergerSub have approved and adopted this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:



                              ARTICLE 1 DEFINITIONS

         SECTION 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

         "Acquisition Proposal" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving, or any purchase of 15% or more of the assets or any class of equity securities of, UCC or any Significant Subsidiary of UCC, other than the transactions contemplated by this Agreement.

         "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Governmental Entity" means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         "IP Balance Sheet" means IP's consolidated balance sheet included in the IP 10-K relating to its fiscal year ended on December 31, 1997.

         "IP Common Share" means one share of common stock of IP, par value $1.00 per share.

         "IP SEC Documents" means (i) IP's annual reports on Form 10-K for its fiscal years ended December 31, 1996 and December 31, 1997 (the "IP 10-Ks"),
(ii) IP's quarterly reports on Form 10-Q (the "IP 10-Qs") for its fiscal quarters ended September 30, June 30 and March 31, of fiscal years 1997 and 1998, (iii) IP's proxy or information statements relating to meetings of, or actions taken without a meeting by, IP's shareholders held since December 31, 1996, and (iv) all other reports filings, registration statements and other documents filed by it with the SEC since December 31, 1996.



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



         "knowledge" means, with respect to the matter in question, if any of the executive officers of UCC or IP, as the case may be, has actual knowledge of such matter.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, provided, however, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

         "Material Adverse Effect" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions, (ii) changes in U.S. or global financial markets or conditions, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof and/or (iv) the announcement of this Agreement or the transactions contemplated hereby. "IP Material Adverse Effect" means a Material Adverse Effect in respect of IP and "UCC Material Adverse Effect" means a Material Adverse Effect in respect of UCC.

         "NYSE" means The New York Stock Exchange.

         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

         "Proxy Statement/Prospectus" means the joint proxy statement/ prospectus included in the Registration Statement relating to the UCC Shareholder Meeting and the IP Shareholder Meeting, together with any amendments or supplements thereto.

         "Registration Statement" means the Registration Statement on Form S-4 registering under the Securities Act the IP Common Shares issuable in connection with the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Significant Subsidiary" means any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

         "Subsidiary" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "IP Subsidiary" means a Subsidiary of IP and "UCC Subsidiary" means a Subsidiary of UCC.

         "Superior Proposal" means a bona fide, written Acquisition Proposal for at least a majority of the outstanding UCC Common Shares that is on terms that a majority of UCC's Board of Directors determines in good faith (after consultation with an investment bank of nationally recognized reputation and UCC's outside counsel) (i) would result in a transaction, if consummated, that is more favorable to UCC's shareholders (in their capacities as shareholders), from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of IP prior to the end of the five-Business-Day-period referred to in Section 6.03(d)) and (ii) is reasonably capable of being consummated.

         "UCC Balance Sheet" means UCC's consolidated balance sheet included in the UCC 10-K relating to its fiscal year ended on December 31, 1997.

         "UCC Common Share" means one share of common stock of UCC, $1.00 par value per share.

         "UCC SEC Documents" means (i) the annual reports on Form 10-K of UCC (the "UCC 10-Ks") and Bush Boake Allen Inc., a Virginia corporation ("BBA"), for their respective fiscal years ended December 31, 1996 and December 31, 1997,
(ii) the quarterly reports on Form 10-Q of UCC (the "UCC 10-Qs") and BBA for their respective fiscal quarters ended September 30, June 30 and March 31 of fiscal years 1997 and 1998, (iii) UCC's and BBA's proxy or information statements relating to meetings of, or actions taken without a meeting by, the UCC shareholders and the BBA shareholders, respectively, held since December 31, 1996, and (iv) all other reports filings, registration statements and other documents filed by UCC and BBA with the SEC since December 31, 1996; provided that, for the purposes of the representations and warranties made by UCC in
Section 4.07 only, the term "UCC SEC Documents" shall not be deemed to include any reports, statements, filings or documents filed with the SEC by BBA.

         "Virginia Code" means the Virginia Stock Corporation Act, as amended.

         (b) Each of the following terms is defined in the Section set forth opposite such term:


         Terms                                                   Section
         -----                                                   -------
         Advance Notice                                          7.04(b)
         Articles of Merger                                      2.01(b)
         Average IP Share Price                                  3.01(a)
         BBA                                                     1.01(a)
         Certificates                                            3.03(a)
         Closing                                                 2.01(d)
         Code                                                    Recitals
         Commission                                              2.01(b)
         Effective Time                                          2.01(b)
         End Date                                                10.01(b)(i)
         Environmental Laws                                      4.17(b)
         ERISA                                                   4.13(a)
         ERISA Affiliate                                         4.13(a)
         Escrow Account                                          3.03(h)
         Escrow Agent                                            3.03(h)
         Escrow Agreement                                        3.03(h)
         Exchange Agent                                          3.03(a)
         Exchange Fund                                           3.03(a)
         Exchange Ratio                                          3.02(a)
         GAAP                                                    4.08(a)
         HSR Act                                                 4.03(b)
         Indemnified Parties                                     7.03(b)
         IP                                                      Preamble
         IP Cumulative Preferred                                 5.05(a)
         IP Intellectual Property                                5.14
         IP Material Adverse Effect                              1.01(a)
         IP Recommendation                                       7.02
         IP Returns                                              5.11
         IP Securities                                           5.05(b)
         IP Serial Preferred                                     5.05(a)
         IP Shareholder Approval                                 5.17(a)
         IP Shareholder Meeting                                  7.02
         IP Subsidiary                                           1.01(a)
         IP 10-Ks                                                1.01(a)
         IP 10-Qs                                                1.01(a)
         Merger                                                  2.01(a)
         MergerSub Common Share                                  3.01(a)

         Terms                                                   Section
         -----                                                   -------
         Merger Consideration                                    3.01(b)
         MergerSub                                               Preamble
         Multiemployer Plan                                      4.13(b)
         Random Trading Days                                     3.01(a)
         Retirement Plan                                         4.13(b)
         Rights                                                  3.01(b)
         Rights Agreement                                        3.01(b)
         RSPP                                                    7.04(c)
         Stock Unit Plan                                         7.04(c)
         Surviving Corporation                                   2.01(a)
         Termination Fee                                         10.03(b)
         Third Party Acquisition Event                           10.03(c)
         368 Reorganization                                      Recitals
         Transfer Taxes                                          6.04
         UCC                                                     Preamble
         UCC Employee Plans                                      4.13(a)
         UCC Intellectual Property                               4.16
         UCC Material Adverse Effect                             1.01(a)
         UCC Option                                              3.04(a)
         UCC Recommendation                                      6.02
         UCC Returns                                             4.12
         UCC Securities                                          4.05(b)
         UCC Shareholder Approval                                4.19(a)
         UCC Shareholder Meeting                                 6.02
         UCC Subsidiary                                          1.01(a)
         UCC 10-Ks                                               1.01(a)
         UCC 10-Qs                                               1.01(a)


                                    ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) At the Effective Time, MergerSub shall be merged (the "Merger") with and into UCC in accordance with the terms and conditions of this Agreement and of the Virginia Code, at which time the separate existence of MergerSub shall cease and UCC shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to UCC as the "Surviving Corporation".

          (b) As soon as practicable after satisfaction or, to the extent permitted hereby, waiver of all conditions to the Merger set forth herein, UCC and MergerSub will file articles of merger (the "Articles of Merger") with the State

Corporation Commission of the Commonwealth of Virginia (the "Commission") and make all other filings or recordings required by the Virginia Code in connection with the Merger. The "Effective Time" shall be the date and time that the Certificate of Merger is issued by the Commission in respect of the Merger (unless otherwise agreed upon by the parties and specified in the Articles of Merger, in which case, subject to Section 13.1-606 of the Virginia Code, the Effective Time shall be the date and time so specified).

         (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Code.

         (d) The closing of the Merger (the "Closing") shall be held at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY (or such other place as agreed by the parties) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 9, unless the parties hereto agree to another date.

         SECTION 2.02. Organizational Documents. The Articles of Merger shall provide that at the Effective Time (i) MergerSub's articles of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation's articles of incorporation, provided that the Surviving Corporation shall retain its current name and (ii) MergerSub's bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation's bylaws, in each case until amended in accordance with applicable law.

         SECTION 2.03. Directors and Officers. (a) IP agrees to take all necessary actions so that, on the second Business Day after the Effective Time, IP's Board of Directors shall include W. Craig McClelland and two individuals who are serving on UCC's Board of Directors as of the date hereof. The parties hereto understand and agree that such two individuals must be reasonably acceptable to the nominating committee of IP's Board of Directors, in its sole discretion. The three individuals elected to IP's Board of Directors as contemplated by this Section 2.03 shall be apportioned equally among the three classes of IP's Board of Directors.

         (b) From and after the Effective Time (until successors are duly elected or appointed and qualified), (i) MergerSub's directors at the Effective Time shall be the Surviving Corporation's directors and (ii) UCC's officers immediately prior to the Effective Time shall be the Surviving Corporation's officers.



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                                    ARTICLE 3
                  CONVERSION OF SECURITIES AND RELATED MATTERS

         SECTION 3.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger:

         (a) Each share of common stock of MergerSub (each, a "MergerSub Common Share") outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation.

         (b) Except as otherwise provided in Section 3.02(b), each UCC Common Share outstanding immediately prior to the Effective Time, together with the rights ("Rights") attached thereto and issued pursuant to the Amended and Restated Rights Agreement dated as of June 25, 1996, between UCC and The Bank of New York, as Rights Agent (the "Rights Agreement"), shall be converted into the right to receive a number of IP Common Shares equal to the Exchange Ratio. This Agreement shall refer to the IP Common Shares required to be issued pursuant to this Section 3.01(b), together with any cash payments required to be made in lieu of fractional IP Common Shares, collectively as the "Merger Consideration."

         (c) Each UCC Common Share held by UCC as treasury stock or owned by IP or any IP Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made in respect thereof.

         SECTION 3.02. Exchange Ratio; Fractional Shares; Adjustments. (a) The "Exchange Ratio" (as the same may be adjusted pursuant to Section 3.02(c)) shall be determined by dividing 71.00 by the Average IP Share Price, provided that,
(i) if the Average IP Share Price is less than $43.70, the Exchange Ratio shall be 1.6247 and (ii) if the Average IP Share Price is greater than $48.30, the Exchange Ratio shall be 1.4700.

         For purposes of this Agreement, (i) "Average IP Share Price" means the average last sales price per IP Common Share on the NYSE Composite Tape for the Random Trading Days and (ii) "Random Trading Days" means the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the Effective Time. The Random Trading Days shall be selected by lot by IP and UCC at 5:00 p.m. New York time on the second trading day preceding the Effective Time.

         (b) No fractional IP Common Shares shall be issued in the Merger. All fractional IP Common Shares that a holder of any UCC Common Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional IP Common Share results from such aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the Average IP Share Price by the fraction of an IP Common Share to which such holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent (as hereinafter defined) shall so notify IP, and IP shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests, subject to and in accordance with the terms of Section 3.03.

         (c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of IP or securities convertible or exchangeable into capital stock of IP shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of IP Common Shares constituting part of the Merger Consideration shall be appropriately adjusted to provide to the holders of the IP Common Shares and the UCC Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

         SECTION 3.03. Exchange of Certificates.

         (a) Exchange Agent. Promptly after the date hereof, IP shall appoint a bank or trust company reasonably acceptable to UCC as an agent (the "Exchange Agent") for the benefit of holders of UCC Common Shares for the purpose of exchanging, pursuant to this Article 3, certificates ("Certificates") that immediately prior to the Effective Time represented outstanding UCC Common Shares which were converted into the right to receive the Merger Consideration. IP will make available to the Exchange Agent, as needed, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of UCC Common Shares pursuant to this
Article 3 (the "Exchange Fund"), and except as contemplated by Section 3.03(f) or Section 3.03(g) hereof, the Exchange Fund shall not be used for any other purpose.

         (b) Exchange Procedures. As promptly as practicable after the Effective Time, IP shall send, or will cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.03. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article 3 in respect of the UCC Common Shares represented by such Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article 3. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by IP, the posting by such Person of a bond, in such reasonable amount as IP may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any such IP Common Shares, as contemplated by this Article 3.

         (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by IP in respect of the IP Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all IP Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to IP Common Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificate is surrendered as provided in this Section 3.03. Following such surrender, there shall be paid, without interest, to the Person in whose name the IP Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such whole IP Common Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole IP Common Shares, less the amount of any withholding taxes which may be required thereon.

         (d) No Further Ownership Rights in UCC Common Shares. All IP Common Shares issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article 3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such UCC Common Shares represented thereby, and, as of the Effective Time, the stock transfer books of UCC shall be closed and there shall be no further registration of transfers on UCC's stock transfer books of UCC Common Shares outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.03.

         (e) Return of Merger Consideration. Upon demand by IP, the Exchange Agent shall deliver to IP any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.03 that remains undistributed to holders of UCC Common Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section 3.03 prior to such demand shall thereafter look only to IP for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

         (f) No Liability. None of IP, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any UCC Common Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by any holder of UCC Common Shares immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable laws, become the property of IP, free and clear of all claims or interest of any Person previously entitled thereto.

         (g) Withholding Rights. Each of the Surviving Corporation and IP shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or IP so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of UCC Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or IP, as the case may be.

         (h) Tax Escrow. Pursuant to an escrow agreement (the "Escrow Agreement") to be entered into by UCC with an escrow agent (the "Escrow Agent") selected mutually by UCC and IP, UCC shall, immediately prior to the Effective Time, deposit in an account (the "Escrow Account") with the Escrow Agent funds sufficient in the aggregate to pay any Transfer Taxes (as defined herein) attributable to the Merger. Upon certification by UCC, these funds will be released from the Escrow Account, (i) to pay any Transfer Taxes that become payable under any applicable state, local, foreign or provincial law, or (ii) to UCC, upon UCC's reasonable determination and certification that UCC's obligations in respect of the amounts specified above in this Section 3.03(h) have at such time been fully satisfied. The Escrow Agreement shall permit the Escrow Agent to invest the funds in the Escrow Account as directed by UCC. The Escrow Agreement shall be, in form and substance, reasonably acceptable to IP.

         SECTION 3.04. UCC Stock Options. (a) At the Effective Time, each option to purchase UCC Common Shares (each, a "UCC Option") outstanding under any stock option or compensation plan or arrangement of UCC, whether or not vested or exercisable, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such UCC Option, the same number of IP Common Shares as the holder of such UCC Option would have been entitled to receive pursuant to this Agreement had such holder exercised such UCC Option in full immediately prior to the Effective Time (rounded up to the nearest whole number), at a price per share (rounded down to the nearest whole cent) equal to
(x) the aggregate exercise price for the UCC Common Shares otherwise purchasable pursuant to such UCC Option divided by (y) the number of full IP Common Shares deemed purchasable pursuant to such UCC Option in accordance with the foregoing. The parties hereto agree that this Section 3.04 shall be interpreted in a manner that is consistent with the Merger being treated as a "pooling of interests" as described in the first sentence of Section 4.21(a).

         (b) Prior to the Effective Time, UCC shall take all actions (including, if appropriate, amending the terms of UCC's stock option or compensation plans or arrangements) that are necessary to give effect to the transactions contemplated by Sections 3.04(a).

         (c) Effective at the Effective Time, IP shall assume each UCC Option in accordance with the terms of the relevant stock option plan or compensation arrangement under which it was issued and the stock option agreement by which it is evidenced. At or prior to the Effective Time, IP shall take all corporate action necessary to reserve for issuance a sufficient number of IP Common Shares for delivery upon exercise of the UCC Options assumed by it in accordance with this Section 3.04(c). As soon as practicable after the Effective Time, IP shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form (or shall cause such UCC Option to be deemed to be an option issued pursuant to an IP stock option or compensation plan for which a sufficient number of IP Common Shares have previously been registered pursuant to an appropriate registration form) with respect to the IP Common Shares subject to such UCC Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as such UCC Options remain outstanding.



                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF UCC

         Except as disclosed in (i) the UCC Disclosure Schedule attached hereto (which disclosure schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken but once made shall be deemed made for all purposes of the UCC Disclosure Schedule) or (ii) the UCC SEC Documents filed or made prior to the date hereof, UCC represents and warrants to IP that:

         SECTION 4.01. Corporate Existence and Power. UCC is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all corporate powers required to carry on its business as now conducted. UCC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have a UCC Material Adverse Effect. UCC has heretofore made available to IP true and complete copies of UCC's articles of incorporation and bylaws as currently in effect.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by UCC of this Agreement and the consummation by UCC of the transactions contemplated hereby are within UCC's corporate powers and, except for the UCC Shareholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of IP and MergerSub, this Agreement constitutes a valid and binding agreement of UCC, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by UCC of this Agreement and the consummation by UCC of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) an articles of merger in accordance with the Virginia Code, (ii) a certificate of merger in accordance with the Delaware General Corporation Law, and (iii) appropriate documents with the relevant authorities of other states or jurisdictions in which UCC or any UCC Subsidiary is qualified to do business;
(b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"); (c) compliance with, and the filing (if necessary) of a notification with the European Commission under, Council Regulation (EEC) No. 4064/89 and any other foreign filings or approvals;
(d) compliance with any applicable requirements of the Securities Act and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws; (f) such as may be required under the New Jersey Industrial Site Recovery Act and the regulations promulgated thereunder; (g) such as may be required under the Connecticut Hazardous Waste Establishment Transfer Act and the rules and regulations promulgated thereunder; and (h) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a UCC Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) an IP Material Adverse Effect, or (y) prevent or materially impair the ability of UCC to consummate the transactions contemplated by this Agreement.

         SECTION 4.04. Non-Contravention. The execution, delivery and performance by UCC of this Agreement and the consummation by UCC of the transactions contemplated hereby do not and will not (a) contravene or conflict with UCC's articles of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to UCC or any UCC Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of UCC or any UCC Subsidiary or to a loss of any benefit or status to which UCC or any UCC Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon UCC or any UCC Subsidiary or any license, franchise, permit or other similar authorization held by UCC or any UCC Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of UCC or any UCC Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a UCC Material Adverse Effect or (y) prevent or materially impair the ability of UCC to consummate the transactions contemplated by this Agreement.

         SECTION 4.05. Capitalization. (a) The authorized capital stock of UCC consists of 125,000,000 UCC Common Shares and 1,000,000 shares of preferred stock, par value $1.00 per share (of which 125,000 have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the Rights). As of November 20, 1998, there were outstanding (x) 69,196,486 UCC Common Shares, (y) no shares of UCC preferred stock and (z) (as of November 23,
1998) stock options to purchase an aggregate of 5,151,216 UCC Common Shares (of which options to purchase an aggregate of 3,272,911 UCC Common Shares were exercisable) and approximately 15,000 stock units outstanding under the Stock Unit Plan (as defined in Section 7.04(c)). All outstanding shares of capital stock of UCC have been duly authorized and validly issued and are fully paid and nonassessable.

         (b) As of the date hereof, except (i) as set forth in this Section 4.05, (ii) the Rights and (iii) for changes since November 20, 1998 resulting from the exercise of stock options or the conversion of stock units and dividend equivalents thereon outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of UCC, (y) securities of UCC convertible into or exchangeable for shares of capital stock or voting securities of UCC, and (z) options or other rights to acquire from UCC, and no obligation of UCC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of UCC (the items in clauses (x), (y) and (z) being referred to collectively as the "UCC Securities"). There are no outstanding obligations of UCC or any UCC Subsidiary to repurchase, redeem or otherwise acquire any UCC Securities.

         SECTION 4.06. Subsidiaries. (a) Each Significant Subsidiary of UCC is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, a UCC Material Adverse Effect. The UCC Disclosure Schedule sets forth a list of all Significant Subsidiaries of UCC and their respective jurisdictions of incorporation or organization and identifies UCC's (direct or indirect) percentage equity ownership interest therein.

         (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Significant Subsidiary of UCC has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest, which is owned, directly or indirectly, by UCC in, each of its Significant Subsidiaries is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, a UCC Material Adverse Effect. There are no outstanding (i) securities of UCC or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Significant Subsidiaries, (ii) options, warrants or other rights to acquire from UCC or any of its Significant Subsidiaries, and no other obligation of UCC or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Significant Subsidiaries or (iii) obligations of UCC or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

         SECTION 4.07. UCC SEC Documents. (a) UCC has made available to IP the UCC SEC Documents. UCC has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1996. No UCC Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

         (b) As of its filing date, each UCC SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

         (c) No UCC SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No UCC SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.08. Financial Statements; No Material Undisclosed Liabilities. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of UCC included in the UCC 10-Ks and the UCC 10-Qs fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto), the consolidated financial position of UCC and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         (b) There are no liabilities of UCC or any UCC Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of UCC, other than:

              (i) liabilities or obligations disclosed or provided for in the UCC Balance Sheet or disclosed in the notes thereto;

              (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

              (iii) other liabilities or obligations, which, individually or in the aggregate, would not be reasonably likely to have a UCC Material Adverse Effect.

         SECTION 4.09. Information to Be Supplied. (a) The information to be supplied by UCC expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the UCC Shareholder Meeting and at the time of the IP Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to UCC) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         (b) Notwithstanding the foregoing, UCC makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by IP or MergerSub.

         SECTION 4.10. Absence of Certain Changes. Since December 31, 1997, except as otherwise expressly contemplated by this Agreement, UCC and the

UCC Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of UCC or any UCC Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a UCC Material Adverse Effect or (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a UCC Material Adverse Effect.

         SECTION 4.11. Litigation. There is no action, suit, investigation, arbitration or proceeding pending against, or to the knowledge of UCC threatened against, UCC or any UCC Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have, a UCC Material Adverse Effect.

         SECTION 4.12. Taxes. Except as set forth in the UCC Balance Sheet (including the notes thereto), (i) all tax returns, statements, reports and forms (collectively, the "UCC Returns") required to be filed with any taxing authority by, or with respect to, UCC and the UCC Subsidiaries have been filed in accordance with all applicable laws; (ii) UCC and the UCC Subsidiaries have timely paid all taxes shown as due and payable on the UCC Returns that have been so filed, and, as of the time of filing, the UCC Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of UCC and the UCC Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the UCC Balance Sheet); (iii) UCC and the UCC Subsidiaries have made provision for all taxes payable by them for which no UCC Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to UCC and its Subsidiaries reflected on the UCC Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to UCC or any of the UCC Subsidiaries in respect of any tax where there is a reasonable possibility of a materially adverse determination; and (vi) neither UCC nor any of the UCC Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which UCC was the common parent.

         SECTION 4.13. Employee Benefits. (a) Schedule 4.13(a) of the UCC Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by UCC or any ERISA Affiliate (as defined below) and covers any employee or former employee of UCC or any UCC Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to IP together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "UCC Employee Plans". For purposes of this Section 4.13, "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

         (b) Schedule 4.13(b) of the UCC Disclosure Schedule separately identifies each UCC Employee Plan that constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), or any other plan subject to Title IV of ERISA (a "Retirement Plan"). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any UCC Employee Plan which is a Retirement Plan, whether or not waived. To the knowledge of UCC, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any UCC Employee Plan which is a Retirement Plan or, with respect to any UCC Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither UCC nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a UCC Material Adverse Effect. To the knowledge of UCC, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any UCC Employee Plan has occurred that will make UCC or any UCC Subsidiary, or any officer or director of UCC or any UCC Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a UCC Material Adverse Effect.

         (c) Each UCC Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. UCC has furnished, or will make available upon request, to IP copies of the most recent Internal Revenue Service determination letters with respect to each such UCC Employee Plan. Each UCC Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such UCC Employee Plan.

         (d) There is no contract, agreement, plan or arrangement covering any employee or former employee of UCC that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

         (e) Except as disclosed in writing to IP prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any UCC Employee Plan which would increase materially the expense of maintaining such UCC Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1997.

         SECTION 4.14. Compliance with Laws; Licenses, Permits and Registrations. (a) To the knowledge of UCC, neither UCC nor any UCC Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations which, individually or in the aggregate, would not be reasonably likely to have a UCC Material Adverse Effect.

         (b) Each of UCC and the UCC Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by UCC and the UCC Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a UCC Material Adverse Effect.

         SECTION 4.15. Title to Properties. (a) UCC and each UCC Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of UCC and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. All such assets and properties, other than assets and properties in which UCC or any UCC Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of UCC and the UCC Subsidiaries to conduct their business, taken as a whole, as currently conducted.

         (b) Except as would not be reasonably likely, individually or in the aggregate, to have a UCC Material Adverse Effect, (i) UCC and each UCC Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) UCC and each UCC Subsidiary enjoy peaceful and undisturbed possession under all such leases.

         SECTION 4.16. Intellectual Property. Except as would not be reasonably likely to have a UCC Material Adverse Effect, individually or in the aggregate, UCC and the UCC Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "UCC Intellectual Property") necessary to carry on the business of UCC and the UCC Subsidiaries, taken as a whole, as currently conducted. To the knowledge of UCC, neither UCC nor any UCC Subsidiary has received any written notice of infringement of or challenge to, and, to UCC's knowledge, there are no claims pending with respect to the rights of others to the use of, any UCC Intellectual Property that, in any such case, individually or in the aggregate, would be reasonably likely to have a UCC Material Adverse Effect.

         SECTION 4.17. Environmental Matters. (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a UCC Material Adverse Effect, to the knowledge of UCC, (i) no written notice, notification, demand, request for information, citations, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, UCC or any UCC Subsidiary, with respect to any applicable Environmental Law and (ii) UCC and the UCC Subsidiaries are and have been in compliance with all applicable Environmental Laws.

         (b) For purposes of this Section 4.17 and Section 5.15, the term "Environmental Laws" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

         SECTION 4.18. Finders' Fees; Opinions of Financial Advisor. (a) Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, UCC or any UCC Subsidiary who might be entitled to any fee or commission from IP or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         (b) UCC has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that, as of such date, the Exchange Ratio is fair to the holders of UCC Common Shares (other than IP and any IP Subsidiary) from a financial point of view.

         SECTION 4.19. Required Vote; Board Approval. (a) The only vote of the holders of any class or series of capital stock of UCC required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote (the "UCC Shareholder Approval") of the holders of more than two-thirds of the outstanding UCC Common Shares in favor of the adoption of this Agreement and the Merger.

         (b) UCC's Board of Directors has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of UCC and its shareholders, (b) approved this Agreement and the transactions contemplated hereby and (c) resolved to recommend to such shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

         SECTION 4.20. State Takeover Statutes; Rights Agreement. (a) UCC has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Sections 13.1-725 through 13.1-728 and 13.1-728.1 through 13.1-728.9 of the Virginia
Code, and accordingly, such Sections do not apply to the Merger or any of such transactions. No other "control share acquisition", "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

         (b) UCC has taken all action necessary to (i) render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) neither IP, MergerSub nor any of their Affiliates will become an Acquiring Person (as defined in the Rights Agreement) as a result of the transactions contemplated hereby and (B) neither a Distribution Date nor an Acquisition Date (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or the announcement or consummation of any of the other transactions contemplated by this Agreement.

         SECTION 4.21. Pooling Matters; Tax Treatment. (a) UCC intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. UCC will request a letter addressed to it from PricewaterhouseCoopers LLP dated as of a date prior to the Effective Time, and (if and when obtained) a copy of it will be delivered to IP. Such letter shall state that PricewaterhouseCoopers LLP believes that UCC is a pooling candidate for purposes of the transactions contemplated hereby.

         (b) Neither UCC nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in Section 4.21(a) above or (ii) as a 368 Reorganization.



                                    ARTICLE 5
                      REPRESENTATIONS AND WARRANTIES OF IP

         Except as disclosed in the IP SEC Documents filed or made prior to the date hereof, IP represents and warrants to UCC that:

         SECTION 5.01. Corporate Existence and Power. Each of IP and MergerSub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. IP is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have an IP Material Adverse Effect. IP has heretofore made available to UCC true and complete copies of IP's restated certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by IP and MergerSub of this Agreement and the consummation by IP and MergerSub of the transactions contemplated hereby are within the corporate powers of IP and MergerSub and, except for the IP Shareholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of UCC, this Agreement constitutes a valid and binding agreement of each of IP and MergerSub, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by IP and MergerSub of this Agreement and the consummation by IP and MergerSub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) those set forth in clauses (a) through (g) of Section 4.03 and (b) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (i) be reasonably likely to have an IP Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a UCC Material Adverse Effect, or (ii) prevent or materially impair the ability of IP and MergerSub to consummate the transactions contemplated by this Agreement.

         SECTION 5.04. Non-Contravention. The execution, delivery and performance by IP and MergerSub of this Agreement and the consummation by IP and MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the restated certificate of incorporation or bylaws of IP or the articles of incorporation or bylaws of MergerSub, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to IP or any IP Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of IP or any IP Subsidiary or to a loss of any benefit or status to which IP or any IP Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon IP or any IP Subsidiary or any license, franchise, permit or other similar authorization held by IP or any IP Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of IP or any IP Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate, (x) be reasonably likely to have an IP Material Adverse Effect or (y) prevent or materially impair the ability of IP or MergerSub to consummate the transactions contemplated by this Agreement.

         SECTION 5.05. Capitalization of IP and MergerSub. (a) The authorized capital stock of IP consists of 400,000,000 IP Common Shares, 400,000 shares of Cumulative $1.00 Preferred Stock, no par value per share ("IP Cumulative

Preferred") and 8,750,000 shares of Serial Preferred Stock, $1.00 par value per share (the "IP Serial Preferred"). As of September 30, 1998, there were outstanding (i) 307,306,313 IP Common Shares and 15,696 shares of IP Cumulative Preferred and (ii) stock options to purchase an aggregate of 12,097,455 IP Common Shares (of which options to purchase an aggregate of 5,777,178 IP Common Shares were vested and exercisable). In addition, approximately 8,332,000 IP Common Shares were reserved for issuance upon the conversion of the IP-Obligated-Mandatory-Redeemable-Preferred securities of a Subsidiary trust of IP. All outstanding shares of capital stock of IP have been duly authorized and validly issued and are fully paid and nonassessable.

         (b) As of the date hereof, except as set forth in this Section 5.05 and except for changes since September 30, 1998 resulting from the exercise of stock options outstanding on such date, there are no outstanding (i) shares of capital stock or other voting securities of IP, (ii) securities of IP convertible into or exchangeable for shares of capital stock or voting securities of IP, and
(iii) options or other rights to acquire from IP, and no obligation of IP to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IP (the items in clauses
(i), (ii) and (iii) being referred to collectively as the "IP Securities"). There are no outstanding obligations of IP or any IP Subsidiary to repurchase, redeem or otherwise acquire any IP Securities.

         (c) The IP Common Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

         (d) The authorized capital stock of MergerSub consists solely of 100 MergerSub Common Shares, of which, as of the date hereof, 100 were issued and outstanding. All outstanding MergerSub Common Shares have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive or other similar right.

         SECTION 5.06. IP SEC Documents. (a) IP has made available to UCC the IP SEC Documents. IP has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1996. No IP Subsidiary is at present required to file any form, report, registration statement or prospectus or other document with the SEC.

         (b) As of its filing date, each IP SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

         (c) No IP SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No IP SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such document or amendment became effective contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 5.07. Financial Statements; No Material Undisclosed Liabilities. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of IP included in the IP 10-Ks and the IP 10-Qs fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of IP and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

         (b) There are no liabilities of IP or any IP Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are required by GAAP to be set forth on a consolidated balance sheet of IP, other than:

              (i) liabilities or obligations disclosed or provided for in the IP Balance Sheet (including the notes thereto);

              (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

              (iii) other liabilities or obligations, which, individually or in the aggregate, would not be reasonably likely to have an IP Material Adverse Effect.

         SECTION 5.08. Information to Be Supplied. (a) The information to be supplied by IP expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the UCC Shareholder Meeting and at the time of the IP Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to IP) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

         (b) Notwithstanding the foregoing, IP makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus with respect to information supplied by UCC.

         SECTION 5.09. Absence of Certain Changes. Since December 31, 1997, except as otherwise expressly contemplated by this Agreement, IP and the IP Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of IP or any IP Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an IP Material Adverse Effect or (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an IP Material Adverse Effect.

         SECTION 5.10. Litigation. There is no action, suit, investigation, arbitration or proceeding pending against, or to the knowledge of IP threatened against, IP or any IP Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have an IP Material Adverse Effect.

         SECTION 5.11. Taxes. Except as set forth in the IP Balance Sheet (including the notes thereto), (i) all tax returns, statements, reports and forms (collectively, the "IP Returns") required to be filed with any taxing authority by, or with respect to, IP and the IP Subsidiaries have been filed in accordance with all applicable laws; (ii) IP and the IP Subsidiaries have timely paid all taxes shown as due and payable on the IP Returns that have been so filed, and, as of the time of filing, the IP Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of IP and the IP Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the IP Balance Sheet); (iii) IP and the IP Subsidiaries have made provision for all taxes payable by them for which no IP Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to IP and its Subsidiaries reflected on the IP Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to IP or any of the IP Subsidiaries in respect of any tax where there is a reasonable possibility of a materially adverse determination; and (vi) neither IP nor any of the IP Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which IP was the common parent.

         SECTION 5.12. Compliance with Laws; Licenses, Permits and Registrations. (a) To the knowledge of IP, neither IP nor any IP Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations which, individually or in the aggregate, would not be reasonably likely to have, an IP Material Adverse Effect.

         (b) Each of IP and the IP Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by IP and the IP Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have an IP Material Adverse Effect.

         SECTION 5.13. Title to Properties. (a) IP and each IP Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of IP and the IP Subsidiaries to conduct their business, taken as a whole, as currently conducted. All such assets and properties, other than assets and properties in which IP or any IP Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of IP and the IP Subsidiaries to conduct their business, taken as a whole, as currently conducted.

         (b) Except as would not be reasonably likely, individually or in the aggregate, to have an IP Material Adverse Effect, (i) IP and each IP Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) IP and each IP Subsidiary enjoy peaceful and undisturbed possession under all such leases.

         SECTION 5.14. Intellectual Property. Except as would not be reasonably likely to have an IP Material Adverse Effect, individually or in the aggregate, IP and the IP Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "IP Intellectual Property") necessary to carry on the business of IP and the IP Subsidiaries, taken as a whole, as currently conducted. To the knowledge of IP, neither IP nor any IP Subsidiary has received any written notice of infringement of or challenge to, and, to IP's knowledge, there are no claims pending with respect to the rights of others to the use of, any IP Intellectual Property that, in either case, individually or in the aggregate, would be reasonably likely to have an IP Material Adverse Effect.

         SECTION 5.15. Environmental Matters. With such exceptions as, individually or in the aggregate, would not be reasonably likely to have an IP Material Adverse Effect, to the knowledge of IP, (i) no written notice, notification, demand, request for information, citations, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, IP or any IP Subsidiary, with respect to any applicable Environmental Law and (ii) IP and the IP Subsidiaries are and have been in compliance with all applicable Environmental Laws.

         SECTION 5.16. Finders' Fees. Except for Credit Suisse First Boston, whose fees will be paid by IP, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from IP or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

         SECTION 5.17. Required Vote; Board Recommendation. (a) The only votes of the holders of any class or series of capital stock of IP required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby are the affirmative vote of the holders of a majority of (i) the IP Common Shares present and voting at the IP Shareholder Meeting (as defined in Section 7.02) in favor of the issuance of the IP Common Shares pursuant to the Merger and (ii) all outstanding shares entitled to vote thereon at the IP Shareholder Meeting in favor of an amendment to IP's restated certificate of incorporation to increase the number of authorized IP Common Shares (the approvals described in clauses (i) and (ii) are collectively referred to herein as the "IP Shareholder Approval").

         (b) IP's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the IP Common Shares pursuant to the Merger, are in the best interests of IP and its shareholders, (ii) approved this Agreement, and the transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of (x) the issuance of the IP Common Shares pursuant to the Merger and (y) an amendment to IP's restated certificate of incorporation to increase the number of authorized IP Common Shares, in accordance with the terms hereof.

         SECTION 5.18. Pooling Matters. Neither IP nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying (i) for "pooling of interests" accounting treatment as described in the first sentence of Section 4.21(a) or
(ii) as a 368 Reorganization. IP will request a letter addressed to it from Arthur Andersen LLP dated as of a date prior to the Effective Time, and (if and when such letter is obtained) a copy will be delivered to UCC. Such letter shall state that Arthur Andersen LLP believes that the Merger should be accounted for as a "pooling of interests" as described in the first sentence of Section 4.21(a).



                                    ARTICLE 6
                                COVENANTS OF UCC

         UCC agrees that:

         SECTION 6.01. UCC Interim Operations. Except as set forth in the UCC Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of IP (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, UCC shall, and shall cause each of the UCC Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for UCC or any UCC Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the UCC Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of IP (which consent shall not be unreasonably withheld or delayed), UCC shall not, nor shall it permit any UCC Subsidiary to:

         (a) amend UCC's articles of incorporation or by-laws;

         (b) split, combine or reclassify any shares of capital stock of UCC or any less-than-wholly-owned UCC Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any UCC Subsidiary, except (i) for regular quarterly cash dividends (having customary record and payment dates, not in excess of $0.45 per UCC Common Share, and (ii) for regular dividends by less-than-wholly-owned UCC Subsidiaries on a pro rata basis to the equity owners thereof or (iii) pursuant to the existing terms of any UCC Employee Plan;

         (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than in connection with the UCC Employee Plans or benefit plans or arrangements existing on the date hereof and covering the members of UCC's Board of Directors, (A) the issuance of UCC Common Shares upon the exercise of stock options in accordance with their present terms and (B) the granting of options to acquire UCC Common Shares in the ordinary course of business consistent with past practice or (ii) amend in any material respect any material term of any outstanding security of UCC or any UCC Subsidiary;

         (d) other than in connection with transactions permitted by Section 6.01(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for UCC and the UCC Subsidiaries made available to IP, (ii) incurred in the ordinary course of business of UCC and the UCC Subsidiaries or (iii) not otherwise described in clauses (i) and/or (ii) which, in the aggregate, do not exceed $10 million;

         (e) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $10 million, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $5 million;

         (f) sell, lease, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business consistent with past practice,
(ii) equipment and property no longer used in the operation of UCC's business and (iii) assets related to discontinued operations of UCC or any UCC Subsidiary;

         (g) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until UCC or any UCC Subsidiary becomes liable with respect to any indebtedness for borrowed money or guarantees thereof under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of UCC or any UCC Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings under UCC's existing credit agreements and overnight borrowings);

         (h) (i) enter into any agreement or arrangement that limits or otherwise restricts UCC, any UCC Subsidiary or any of their respective Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict UCC, any UCC Subsidiary, the Surviving Corporation, IP, any IP Subsidiary or any of their respective Affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of UCC and the UCC Subsidiaries or the business of IP and the IP Subsidiaries (assuming the Merger had taken place), in either case taken as a whole or (ii) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of UCC or any UCC Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of UCC or any UCC Subsidiary thereunder;

         (i) (i) except in the ordinary course of business consistent with past practice or as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, an agreement existing on the date hereof or UCC severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of UCC or any UCC Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any UCC Employee Plan;

         (j) change UCC's (x) methods of accounting in effect at September 30, 1998, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants or (y) fiscal year;

         (k) (i) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of UCC and the UCC Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of UCC included in the UCC SEC Documents or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of UCC and the UCC Subsidiaries, taken as a whole; or

         (l) agree, resolve or commit to do any of the foregoing;

provided that the limitations set forth in clauses 6.01(a) through 6.01(l) shall not apply to any action, transaction or event occurring exclusively between UCC and any wholly-owned UCC Subsidiary or between any wholly-owned UCC Subsidiaries.

         SECTION 6.02. Shareholder Meeting. UCC shall cause a meeting of its shareholders (the "UCC Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of obtaining the UCC Shareholder Approval. Unless otherwise required by its fiduciary duties (as determined in good faith by a majority of its members on the basis of the written advice of its outside legal counsel), (i) UCC's Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the "UCC Recommendation"), (ii) neither UCC's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the UCC Recommendation in a manner adverse to IP or take any action or make any statement inconsistent with the UCC Recommendation and (iii) UCC shall take all lawful action to solicit the UCC Shareholder Approval.

         SECTION 6.03. Acquisition Proposals; Board Recommendation. (a) UCC agrees that it shall not, nor shall it permit any UCC Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of UCC or any UCC Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal,
(ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of UCC's equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 6.03(d); provided, however, that UCC may take any action(s) described in the foregoing clauses (i), (ii), (iii), or (iv) in respect of any Person, but only if (A) such Person delivers a bona fide written Acquisition

Proposal that, in the reasonable judgment of UCC's Board of Directors (after consultation with an investment bank of nationally recognized reputation) could be reasonably likely to lead to the delivery to UCC of a Superior Proposal and
(B) UCC's Board of Directors determines in good faith, on the basis of written advice from its outside legal counsel, that it is required to take such action(s) in order to comply with its fiduciary duties under applicable law; provided, further, that, (x) prior to UCC taking any such action(s) in respect of such Person, such Person shall have entered into a confidentiality agreement with UCC on customary terms, and UCC shall provide the notice contemplated by
Section 6.03(c) and (y) UCC shall not enter into any agreement with respect to any Acquisition Proposal without first complying with Section 6.03(d). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, accountant, agent or other advisor or representative of UCC or any UCC Subsidiary, whether or not such individual is purporting to act on behalf of UCC or any UCC Subsidiary or otherwise, shall be deemed to be a breach of this
Section 6.03 by UCC. UCC shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal.

         (b) Unless UCC's Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the UCC Recommendation in accordance with
Section 6.02, neither UCC's Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to UCC shareholders. Notwithstanding the foregoing, nothing contained in this Section 6.03(b) or elsewhere in this Agreement shall prevent UCC's Board of Directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or making any disclosure required by applicable law.

         (c) UCC shall notify IP promptly (but in no event later than 24 hours) after receipt by UCC or any UCC Subsidiary (or any of their respective directors, officers, agents or advisors), of any Acquisition Proposal or any negotiations, discussions or contacts concerning, or any request for nonpublic information or for access to the properties, books or records of UCC or any UCC Subsidiary or any request for a waiver or release under any standstill or similar agreement, by any Person that has made an Acquisition Proposal. Such notice to IP shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry, contact or request. UCC shall keep IP informed, on a reasonably current basis, of the status and details (including amendments or proposed amendments) of any such Acquisition Proposal or request and the status of any negotiations or discussions.

         (d) Pursuant to the terms of Section 10.01, either IP or UCC may terminate this Agreement if UCC's Board of Directors shall have determined, pursuant to the terms of this Section 6.03, (i) to approve or recommend an Acquisition Proposal after concluding that such Acquisition Proposal constitutes a Superior Proposal and (ii) to enter into a binding agreement concerning such Acquisition Proposal; provided that UCC may not exercise its right to terminate under this Section 6.03(d) and Section 10.01(c)(iii) (and may not enter into a binding written agreement with respect to such an Acquisition Proposal) unless
(1) UCC shall have provided to IP at least five Business Days' prior written notice that its Board of Directors has authorized and intends to terminate this Agreement pursuant to this Section 6.03(d) and Section 10.01(c)(iii), specifying the material terms and conditions of such Acquisition Proposal and providing the most current version of the agreement relating thereto, if any, (2) IP does not make, within five Business Days of receiving such notice, an offer such that a majority of UCC's Board of Directors determines that (A) the foregoing Acquisition Proposal no longer constitutes a Superior Proposal or (B) its fiduciary duties no longer require it to take such action(s), and (3) on or prior to such termination, UCC shall have paid to IP the Termination Fee (as defined in Section 10.03(b)); provided, further, that IP may exercise its right to terminate under this Section 6.03(d) and Section 10.01(d)(iii) five Business Days after receiving the notice contemplated by this Section 6.03(d). In connection with the foregoing, UCC agrees that it will (x) not enter into a binding agreement with respect to such an Acquisition Proposal until at least the sixth Business Day after it has provided the notice to IP required hereby,
(y) negotiate in good faith with IP, and consider in good faith any offer made by IP, during that period and (z) notify IP promptly if its intention to enter into such an agreement shall change at any time after such notification.

         SECTION 6.04. Transfer Taxes. All state, local, foreign or provincial sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the "Transfer Taxes") shall be timely paid by UCC, which payments, if any, shall be made from the Escrow Account as and if required by 3.03(h).

                                    ARTICLE 7
                                 COVENANTS OF IP

         IP agrees that:

         SECTION 7.01. IP Interim Operations. Except as set forth in the IP Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of UCC (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, IP shall and shall cause each of the IP Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for IP or any IP Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of UCC (which consent shall not be unreasonably withheld or delayed), IP shall not, not shall it permit any IP Subsidiary to:

         (a) make any amendment to IP's restated certificate of incorporation that changes any material term or provision of the IP Common Shares;

         (b) make any material changes to MergerSub's certificate of incorporation;

         (c) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to IP's capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, IP's capital stock;

         (d) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless IP concludes in good faith that such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

         (e) agree, resolve or otherwise commit to do any of the foregoing.

         SECTION 7.02. Shareholder Meeting; Board Recommendation. IP shall cause a meeting of its shareholders (the "IP Shareholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of obtaining the IP Shareholder Approval. Unless otherwise required by its fiduciary duties (as determined in good faith by a majority of its members on the basis of the written advice of its outside legal counsel), (i) IP's Board of Directors shall recommend (the "IP Recommendation") approval and adoption by its shareholders of
(x) the issuance of IP Common Shares pursuant to the Merger and (y) an amendment to IP's restated certificate of incorporation to increase the number of authorized IP Common Shares, (ii) neither IP's Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the IP Recommendation in a manner adverse to UCC or take any action or make any statement inconsistent with the IP Recommendation and (iii) IP shall take all lawful action to solicit the IP Shareholder Approval.

         SECTION 7.03. Director and Officer Liability. (a) IP and the Surviving Corporation agree that the indemnification obligations set forth in UCC's articles of incorporation, as amended, and UCC's bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of UCC or the UCC Subsidiaries.

         (b) To the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, UCC shall indemnify and hold harmless, and, after the Effective Time, IP shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, each present and former director or officer of UCC and each UCC Subsidiary and each such person who served at the request of UCC or any UCC Subsidiary as a director, officer, trustee, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, in each case occurring before the Effective Time

(including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) UCC or IP and the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of one counsel selected by each Indemnified Party, which one counsel shall be reasonably satisfactory to UCC or to IP and the Surviving Corporation, as the case may be, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) UCC or IP and the Surviving Corporation, as applicable, shall cooperate in the defense of any such matter; provided, however, that neither UCC nor IP or the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

         (c) For six years from the Effective Time, the Surviving Corporation shall provide to UCC's current directors and officers liability insurance protection of the same kind and scope as that provided by UCC's directors' and officers' liability insurance policies as of the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by UCC for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         (d) If UCC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person or shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of UCC or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.03.

         (e) The obligations of UCC, the Surviving Corporation, and IP under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, agent or other person to whom this Section 7.03 applies without the consent of such affected director, officer, employees, agents or other persons (it being expressly agreed that each such director, officer, employee, agent or other person to whom this Section
7.03 applies shall be third-party beneficiaries of this Section 7.03).

         SECTION 7.04. Employee Benefits. (a) During the period commencing on the Effective Time and ending on the first anniversary thereof, IP shall provide (or shall cause the Surviving Corporation to provide) employees of UCC and the

UCC Subsidiaries with salary and benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by UCC and the UCC Subsidiaries to such employees (including, without limitation, benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus and incentive compensation plans, and retiree benefit plans, policies and arrangements). For purposes of any employee benefit plan or arrangement maintained by IP, the Surviving Corporation or any IP Subsidiary, IP shall recognize (or cause to be recognized) service with UCC and the UCC Subsidiaries and any predecessor entities (and any other service credited by UCC under similar benefit plans) for all purposes (including, without limitation, for vesting, eligibility to participate, severance, and benefit accrual, provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by IP, the Surviving Corporation or an IP Subsidiary may be reduced by amounts payable under similar UCC Employee Plans with respect to the same periods of service). Any benefits accrued by employees of UCC or any UCC Subsidiary prior to the Effective Time under any defined benefit pension plan of UCC or any UCC Subsidiary that employ a final average pay formula shall be calculated based on such employees' final average pay with IP, the Surviving Corporation or any IP Subsidiary or other Affiliate employing such employees. From and after the Effective Time, IP shall, and shall cause the IP Subsidiaries to, waive any pre-existing condition limitations and credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the UCC Employee Plans, and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation in the benefit plans provided by IP, the Surviving Corporations and the IP Subsidiaries. The provisions of this Section
7.04 shall not create in any employee or former employee of UCC or any UCC Subsidiary any rights to employment or continued employment with IP or UCC or any of their respective Subsidiaries or Affiliates.

         (b) IP shall, and shall cause the Surviving Corporation and the IP Subsidiaries to, provide at least 30 days' advance written notice of termination of employment ("Advance Notice") of any employees or former employees of UCC or any UCC Subsidiary.

         (c) (i) Notwithstanding anything to the contrary in UCC's Deferred Stock Unit Plan for Outside Directors (the "Stock Unit Plan"), the amounts payable to participants pursuant to Section 9(c) of the Stock Unit Plan shall be paid in IP Common Shares. The number of IP Common Shares payable to any participant in the Stock Unit Plan shall be an amount equal to (i) the number of stock units credited to such participant's account under the Stock Unit Plan immediately prior to the Closing Date multiplied by (ii) the Exchange Ratio; and

              (ii) Notwithstanding anything to the contrary in UCC's Restricted Stock Performance Plan (the "RSPP"), any amounts payable to participants pursuant to Article X of the RSPP shall be paid in IP Common Shares. The number of IP Common Shares payable to any participant in the RSPP shall be an amount equal to (i) the amount payable to such participant determined in accordance with Article X of the RSPP, divided by (ii) the Average IP Share Price;

provided that, in the case of each of clauses (c)(i) and (c)(ii) of this Section 7.04, UCC shall take any necessary steps to obtain the consent of each participant under both the Stock Unit Plan and the RSPP to the matters contemplated by such respective clauses.

         (d) From and after the Effective Time, subject to Section 7.04(c), IP shall honor, and shall cause the Surviving Corporation and the IP Subsidiaries to honor, in accordance with its terms, UCC's severance programs in effect as of the Closing Date (including, without limitation, the Severance Policy for Key Employees, the Severance Policy for Certain Bonus Eligible Employees and the Severance Policy for Salaried Employees), and each existing UCC employment, change of control, severance and termination agreement between UCC or any UCC Subsidiary, and any officer, director or employee of UCC or any UCC Subsidiary, including without limitation all legal and contractual obligations pursuant to existing benefit compensation plans of UCC in effect as of the Effective Time (including any UCC employee benefit plan providing for payments or other obligations as a result of a change in control of UCC).

         SECTION 7.05. Stock Exchange Listing. IP shall use its best efforts to cause the IP Common Shares to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

         SECTION 7.06. Conduct of MergerSub. IP will take all action necessary to cause MergerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                                    ARTICLE 8
                             COVENANTS OF IP AND UCC

         The parties hereto agree that:

         SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable; provided that, for these purposes, reasonable best efforts of UCC, the Surviving Corporation, IP and/or MergerSub shall be deemed to include (i) offering to enter into, and entering into, any settlement, undertaking, consent decree, stipulation or agreement or agreeing to any order regarding antitrust matters in connection with any objections of any Governmental Entity to the transactions contemplated hereby and (ii) offering to divest to others and/or hold separate, and divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any portion of its and/or its Subsidiaries' business, assets or properties, other than any such action pursuant to clause(s)
(i) and/or (ii) requiring any divestiture, holding separate (including by establishing a trust or otherwise) or sale (by whatever means) of (or any agreement to do any of the foregoing) any of the facilities described in Section
8.01 of the UCC Disclosure Schedule.

         SECTION 8.02. Certain Filings; Cooperation in Receipt of Consents. (a) Promptly after the date hereof, IP and UCC shall prepare and IP shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as IP's prospectus. Each of UCC and IP shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of UCC and IP shall mail the Proxy Statement/Prospectus to their respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. IP shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of IP Common Shares in the Merger.

         (b) No amendment or supplement to the Proxy Statement/Prospectus will be made by UCC or IP without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the IP Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, UCC or IP discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders of UCC and IP.

         (c) UCC and IP shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers and (iii) setting a mutually acceptable date for the UCC Shareholder Meeting and the IP Shareholder Meeting, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

         SECTION 8.03. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         SECTION 8.04. Access to Information; Notification of Certain Matters.
(a) From the date hereof until the Effective Time and subject to applicable law, UCC and IP shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of UCC and IP will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with Section 8.08. No information or knowledge obtained in any investigation pursuant to this Section
8.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

         (b) Each party hereto shall give prompt notice to each other party hereto of:

              (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby; and

              (ii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11, 4.12, 4.13, 4.14, 4.18 or 5.10, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement provided, however, that the delivery of any notice pursuant to this Section 8.04(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 8.05. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of UCC or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of UCC or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of UCC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.06. Tax and Accounting Treatment. (a) Prior to the Effective Time, each party shall use its best efforts to cause the Merger to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify. IP shall not take, or cause the Surviving Corporation to take, any action after the Effective Time reasonably likely to cause the Merger not to qualify as a 368 Reorganization.

         (b) Each party will use its best efforts to cause the Merger to qualify for "pooling of interest" accounting treatment as described in Section 4.21(a), and will not take any action reasonably likely to cause the Merger not so to qualify.

         (c) Each party shall use its best efforts to obtain the opinions referred to in Sections 9.01(f) and 9.02(b).

         SECTION 8.07. Affiliate Letters. (a) UCC shall use its best efforts to deliver to IP, within 45 days of the date hereof, a letter agreement substantially in the form of Exhibit A-1 hereto executed by each Person who may be deemed to be an "affiliate" of UCC under the Securities Act.

         (b) IP shall use its best efforts to obtain, within 45 days of the date hereof, a letter agreement substantially in the form of Exhibit A-2 hereto executed by each Person who may be deemed to be an "affiliate" of IP under the Securities Act.

         (c) Within 30 days following the date hereof, UCC shall cause to be delivered to IP a letter identifying, to the best of UCC's knowledge, all Persons who may be deemed to be "affiliates" of UCC for purposes of Rule 145(c) under the Securities Act. UCC shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to IP on or prior to the Effective Time a letter agreement substantially in the form of Exhibit A-3 to this Agreement.

         SECTION 8.08. Confidentiality. Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties hereto and the Subsidiaries furnished to such party in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such party or (c) later lawfully acquired by such party from sources other than any of the other parties hereto; provided that such party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. Each party hereto's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

         SECTION 8.09. IP Standstill. If this Agreement is terminated, then, for two years after the date of such termination, IP and each of its successors or assigns will not, and will cause its Affiliates not to:

              (i) acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 1% of any class of securities of UCC or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 1% of any class of securities of UCC or its Affiliates;

              (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of UCC;

              (iii) call, or in any way participate in a call for, any meeting of shareholders of UCC (or take any action with respect to shareholders acting by written consent);

              (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of UCC; or

              (v) otherwise act to control or influence, or seek to control or influence, UCC or the management, Board of Directors, policies or affairs of UCC, including without limitation, (A) making any offer or proposal to acquire any securities or assets of UCC or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving UCC, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of UCC, (C) making any request to amend or waive any provision of this Section 8.09, (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this Section 8.09 or UCC, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of UCC or its Affiliates that is inconsistent with this Section 8.09, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this
         Section 8.09, or take any action that could require UCC or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing;

provided, however, that this Section 8.09 shall not apply if UCC does not pay any portion of the Termination Fee when due or if IP terminates this Agreement as a result of a willful breach of this Agreement by UCC; provided, further, that, if this Section 8.09 is effective against IP (and each of its successors and their respective Affiliates) during any such two-year period after the date of any such termination, and either (x) UCC shall have entered into an agreement with respect to any transaction that constitutes an Acquisition Proposal (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of either the voting securities of UCC then outstanding or the assets of UCC and the UCC Subsidiaries, taken as a whole or (y) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than UCC or any of its Affiliates (excluding, for this purpose, UCC's management acting independently of UCC)) shall have commenced any tender or exchange offer that constitutes an Acquisition Proposal (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of the voting securities of UCC then outstanding which offer is recommended by UCC's Board of Directors to its shareholders, then at the time of the public announcement of such agreement or of the commencement of such offer, as applicable, this Section
8.09 shall terminate
and have no further force or effect and there shall be no rights, liabilities or obligations under this Section 8.09 on the part of IP, UCC, MergerSub, or any of their respective officers, directors, shareholders, agents or Affiliates.

         SECTION 8.10. ASR 135. IP shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         SECTION 8.11. Integration Committee. IP recognizes that UCC has a talented group of officers and employees that will be important to the future growth of the combined companies. In recognition of the foregoing, promptly after the date hereof, IP will establish an Integration Committee composed of senior executive officers of both IP and UCC, as selected by IP's Chairman, who will have direct access to him and will be responsible for proposing alternatives and recommendations to him regarding the matters and issues arising in connection with the integration of the two companies and their respective businesses, assets and organizations (including, without limitation, matters arising in connection with the matters contemplated by Section 7.04).



                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to the Obligations of Each Party. The obligations of UCC, IP and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) each of the UCC Shareholder Approval and the IP Shareholder Approval shall have been obtained.

         (b) the IP Common Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (c) (i) the Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Proxy Statement/Prospectus shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

         (d) (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been earlier terminated and (ii) if required by applicable law, the parties shall have received a decision from the European Commission under Regulation 4064/89 that the proposed Merger and any matters arising therefrom fall within either Article 6.1(a) or Article 6.1(b) of such Regulation and that, in any event, the Merger will not be referred to any competent authority or dealt with by the European Commission pursuant to Article
9.3 of such Regulation;

         (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, which permanently restrains, enjoins or otherwise prohibits the consummation of the Merger;

         (f) (i) IP shall have received a letter from Arthur Andersen LLP dated as of the Closing Date and addressed to IP, stating that Arthur Andersen LLP believes that the acquisition of UCC by IP should be treated as a "pooling of interests" in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect and (ii) UCC shall have received a letter from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to UCC, stating that PricewaterhouseCoopers LLP believes that UCC is a pooling candidate for purposes of the transactions contemplated in conformity with GAAP as described in Accounting Principles Board Opinion No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect.

         SECTION 9.02. Conditions to the Obligations of UCC. The obligations of UCC to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) (i) IP and MergerSub each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger, (ii) (A) the representations and warranties of IP contained in this Agreement that are qualified by reference to an IP Material Adverse Effect shall be true and correct when made and at and as of the time of filing the Articles of Merger, as if made at and as of such time and (B) all other representations and warranties of IP shall have been true and correct when made and at and as of the time of the filing of the Articles of Merger as if made at and as of such time, except for such inaccuracies as are not reasonably likely, individually or in the aggregate, to have an IP Material Adverse Effect, and (iii) UCC shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of IP to the foregoing effect;

         (b) UCC shall have received an opinion of Sullivan & Cromwell in form and substance reasonably satisfactory to UCC, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Articles of Merger, to the effect that the Merger will be treated for federal income tax purposes as a 368 Reorganization and that each of IP, MergerSub and UCC will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of UCC and IP substantially to the effect of Exhibits B and C hereto respectively, with such modifications as shall be reasonably necessary; and

         (c) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.03 and 5.03 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have an IP Material Adverse Effect.

         SECTION 9.03. Conditions to the Obligations of IP and MergerSub. The obligations of IP and MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) (i) UCC shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of UCC contained in this Agreement that are qualified by reference to a UCC Material Adverse Effect shall be true and correct when made and at and as of the time of the filing of the Articles of Merger, as if made at and as of such time and (B) all other representations and warranties of UCC shall have been true and correct when made and at and as of the time of filing of the Articles of Merger, as if made as of such time, except for such inaccuracies as are not reasonably likely, individually or in the aggregate, to have a UCC Material Adverse Effect, and
(iii) IP shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of UCC to the foregoing effect; and

         (b) The parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.03 and 5.03 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective

Time had occurred) would be reasonably likely to have an IP Material Adverse Effect or a UCC Material Adverse Effect.



                                   ARTICLE 10
                                   TERMINATION

         SECTION 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to Section 10.01(a)), whether before or after the UCC Shareholder Approval and/or the IP Shareholder Approval shall have been obtained:

         (a) by mutual written agreement of IP and UCC.

         (b) by either IP or UCC, if

              (i) the Merger shall not have been consummated by September 30, 1999 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

              (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining UCC, IP or MergerSub from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree;

              (iii) at the IP Shareholder Meeting (including any adjournment or postponement thereof), the IP Shareholder Approval shall not have been obtained; or

              (iv) at the UCC Shareholder Meeting (including any adjournment or postponement thereof), the UCC Shareholder Approval shall not have been obtained.

         (c) by UCC, (i) if IP's Board of Directors shall have amended, modified, withdrawn, conditioned or qualified the IP Recommendation in a manner adverse to UCC; (ii) if a breach of any representation, warranty, covenant or agreement on the part of IP or MergerSub set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or (iii) as contemplated by Section 6.03(d).

         (d) by IP, (i) if UCC's Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the UCC Recommendation in a manner adverse to IP and/or (B) recommended any Acquisition Proposal to UCC's shareholders; (ii) if there shall have occurred a willful and material breach of
Section 6.03 by UCC, any UCC Subsidiary or any of their respective officers, directors, employees, advisors or other agents; (iii) pursuant to the terms of
Section 6.03(d); or (iv) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of UCC set forth in this Agreement shall have occurred which would cause the condition set forth in
Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

         SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01 (including any such termination by way of Section 6.03(d)), there shall be no liability or obligation on the part of IP, UCC, MergerSub, or any of their respective officers, directors, shareholders, agents or Affiliates, except as set forth in Section 10.03 which (without limiting in any respect the respective rights and obligations of the parties set forth in
Section 11.09 prior to any termination in accordance with the terms of this Agreement) shall be the sole and exclusive remedy of the parties hereto in the event of such termination; provided that the provisions of Sections 8.08, 8.09 (except as noted therein and, solely in connection with Section 8.09, Section 11.09), 10.02, 10.03, 11.01, 11.04, 11.05, 11.07, 11.08 and 11.10 of this
Agreement shall remain in full force and effect and survive any termination of this Agreement.

         SECTION 10.03. Fees and Expenses. (a) Except as set forth in this
Section 10.03, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) If this Agreement is terminated pursuant to Section 10.01(c)(iii),
Section 10.01(d)(i)(B), Section 10.01(d)(ii) or Section 10.01(d)(iv) (but only if the failure to satisfy the condition specified therein results from a willful breach by UCC of any of its representations, warranties, covenants or agreements contained herein), UCC shall (i) pay to IP a termination fee equal to $150 million (the

"Termination Fee") and (ii) reimburse IP for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $10 million.

         (c) If this Agreement is terminated by either party pursuant to Section 10.01(b)(iv) and (x) prior to the UCC Shareholder Meeting, any Person or "group" (as defined in Section 13(d)(3) of the Securities Act) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (y) concurrently with or within 12 months after such termination, a Third Party Acquisition Event occurs with the party that had publicly announced such Acquisition Proposal or any Affiliate thereof, UCC shall (i) (A) pay to IP 50% of the Termination Fee within one Business Day of the entering into of any agreement constituting such a Third Party Acquisition Event and (B) reimburse IP at such time for IP's actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $10 million and (ii) within one Business Day of any consummation of the transaction contemplated by such Third Party Acquisition Event (including any revisions or amendments thereto) pay to IP 50% of the Termination Fee.

         A "Third Party Acquisition Event" means (i) the consummation of an Acquisition Proposal involving the purchase of a majority of either the equity securities of UCC or of the consolidated assets of UCC and the UCC Subsidiaries, taken as a whole, or any such transaction that, if it had been proposed prior to the termination of this Agreement would have constituted an Acquisition Proposal or (ii) the entering into by UCC or any of the UCC Subsidiaries of a definitive agreement with respect to any such transaction.

         (d) If this Agreement is terminated pursuant to Section 10.01(d)(i)(A),
(i) UCC shall (A) pay to IP 50% of the Termination Fee and (B) reimburse IP for IP's actual, documented out-of-pocket expenses incurred to third parties in connection with the transaction contemplated by this Agreement not to exceed $10 million and (ii) if concurrently with or within 12 months after such termination a Third Party Acquisition Event occurs, then UCC shall pay to IP 50% of the Termination Fee within one Business Day of the consummation of the transaction contemplated by such Third Party Acquisition Event.

         (e) If this Agreement is terminated pursuant to Section 10.01(b)(iii) or 10.01(c)(ii) (but only if the failure to satisfy the condition specified therein results from a willful breach by IP or MergerSub of any of its representations, warranties, covenants or agreements contained herein), IP shall
(i) pay to UCC the Termination Fee and (ii) reimburse UCC for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $10 million.

         (f) If this Agreement is terminated pursuant to Section 10.01(c)(i), then IP shall (i) pay to UCC 50% of the Termination Fee and (ii) reimburse UCC for UCC's actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated by this Agreement not to exceed $10 million.

         (g) Any payment of the Termination Fee (and reimbursement of expenses) pursuant to this Section 10.03 shall be made within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement). If one party fails to pay to (or reimburse) the other promptly any fee or expense due hereunder (including the Termination Fee), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.



                                   ARTICLE 11
                                  MISCELLANEOUS

         SECTION 11.01. Notices. Except as otherwise expressly set forth in
Section 6.03(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

         if to IP or MergerSub, to:

                  International Paper Company
                  Two Manhattanville Road
                  Purchase, NY  10577
                  Attention: William B. Lytton
                  Facsimile: (914) 397-1909
                  with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, NY  10017
                  Attention:  Dennis S. Hersch
                  Facsimile:  (212) 450-4800

         if to UCC, to:

                  Union Camp Corporation
                  1600 Valley Road
                  Wayne, NJ  07470
                  Attention: Dirk R. Soutendijk
                  Facsimile: (973) 628-2640

                  with a copy to:

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, NY 10004
                  Attention: James C. Morphy
                  Facsimile: (212) 558-3588

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         SECTION 11.02. Survival of Representations, Warranties and Covenants after the Effective Time. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2 and 3 and Sections 6.04, 7.03, 7.04, 8.10, 8.11, 11.02, 11.04, 11.05, 11.06, 11.07 and 11.10 shall survive the Effective Time.

         SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by UCC, IP and MergerSub or in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after the UCC Shareholder




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



Approval, no such amendment or waiver shall, without the further approval of such shareholders, be made that would require such approval under any applicable law, rule or regulation and (ii) after the IP Shareholder Approval, no such amendment or waiver shall, without the further approval of such shareholders, be made that would require such approval under any applicable law, rule or regulation.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that IP or MergerSub may transfer or assign to any wholly owned IP Subsidiary the right to enter into the transactions contemplated by this Agreement, provided that no such assignment shall be permitted if it would delay or impede the Merger or any of the other transactions contemplated by this Agreement, and any such transfer or assignment will not relieve IP or MergerSub of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

         SECTION 11.05. Governing Law. Except to the extent that the laws of the State of New York, the Commonwealth of Virginia, the State of Delaware or any other jurisdiction are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

         SECTION 11.06. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 3.04, 7.03 and 7.04(b), no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         SECTION 11.07. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         SECTION 11.08. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 11.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 11.10. Entire Agreement. This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                      UNION CAMP CORPORATION



                                      By:  /s/ W. Craig McClelland
                                         ---------------------------------------
                                          Name:  W. Craig McClelland
                                          Title: Chairman and Chief Executive
                                                 Officer

                                      INTERNATIONAL PAPER COMPANY



                                      By: /s/ James P. Melican
                                         ---------------------------------------
                                         Name:  James P. Melican
                                         Title: Executive Vice President

                                      MAPLE ACQUISITION, INC.



                                      By: /s/ James P. Melican
                                         ---------------------------------------
                                         Name:  James P. Melican
                                         Title: President